ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-200212 Dated December 3, 2014

ETRACS VQTS

ETRACS is pleased to announce a new exchange-traded product: the ETRACS S&P 500 VEQTOR Switch ETN (NYSE: VQTS). VQTS is linked to the performance of the S&P 500 VEQTOR Switch Index (the “Index”).

VQTS Offers Investors:

—   Strategy linked to volatility targeted S&P 500 Index and long/short VIX futures strategy

—    Volatility component aims to capture VIX roll yields and volatility drops (when allocated to short positions in VIX futures) and capture volatility spikes (when allocated to long positions in VIX futures)

More information ▶ Factsheet ▶ Prospectus Supplement Contact Tel +1-877-387 2275 etracs@ubs.com

About the S&P 500 VEQTOR Switch Index

The S&P 500 VEQTOR Switch Index seeks to simulate a dynamic portfolio that allocates between equity and volatility based on realized volatility in the broad equity market. The allocation to the equity component is dynamically adjusted to gain exposure to the S&P 500 with a target volatility of 10%. The remainder of the index is allocated to the S&P 500 VIX Futures Long/Short Switch Index ( the “Futures Index”) that allocates between cash and long or short positions in an index of VIX futures with a constant one month maturity. The Index was launched on November 17, 2014, and, therefore, has no performance history prior to that date.

To find out more, click on the links to the right or email ETRACS with your questions.

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca®, and can be bought and sold through a broker or financial advisor.

An Investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement, or product supplement and pricing supplement, for the ETRACS ETNs in which you are interested.

www.etracs.com

This communication is issued by UBS AG and/or any of its subsidiaries and/or any of its affiliates (“UBS”). Products and services in this communication may not be available for residents / institutions of certain jurisdictions.

In the United States, this communication is issued by UBS Securities LLC (member FINRA, NYSE and SIPC) or UBS Financial Services Inc. (member FINRA and SIPC), subsidiaries of UBS AG, or solely to qualified US institutional investors by UBS AG or a subsidiary or affiliate thereof that is not registered as a US broker-dealer (a “non-US affiliate”). Transactions resulting from materials distributed by a non-US affiliate must be effected through UBS Securities LLC or UBS Financial Services Inc.

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement, or product supplement and pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

Intended for recipient only and not for further distribution without the consent of UBS.

The S&P 500 VEQTOR Switch Index (the “Index”) is a product of S&P Dow Jones Indices LLC (“S&P DJI”) and has been licensed for use by UBS AG. S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); S&P 500 VEQTOR Switch Index™ is a trademark of S&P DJI and/or its affiliates; VIX® is a registered trademark of Chicago Board Options Exchange, Incorporated (“CBOE”). These trademarks have been licensed for use by S&P DJI and sublicensed for certain purposes by UBS AG. The ETRACS ETN is not sponsored, endorsed, sold or promoted by S&P DJI, S&P, CBOE or any of their respective affiliates or their third party licensors and such parties make any representation regarding the advisability of investing in the ETRACS ETN.

Neither UBS nor any of its directors, officers, employees or agents accepts any liability for any loss or damage arising out of the use of all or any part of this communication or reliance upon any information contained herein.

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UBS Securities LLC, a subsidiary of UBS AG, 1285 Avenue of the Americas, New York, NY, 10019, United States. www.ubs.com/investmentbank